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                                                                    Exhibit 99.1

                    [WILSON BANK HOLDING COMPANY LETTERHEAD]

                               September 13, 2004

Dear Stockholders:

        The Board of Directors of Wilson Bank Holding Company has made a preliminary proposal to acquire the other 50% of DeKalb Community Bank and Community Bank of Smith County. Both bank boards have approved the proposal under which each bank's shareholders would receive stock of Wilson Bank Holding Company on an exchange based on the respective book values. It is a condition that the exchange rate be determined to be fair by an outside financial advisory firm.

        The Board of Directors stated that the primary reason for this proposal is the additional regulatory burden of operating three separate banks under current bank regulations. The name of each bank will remain the same with no loss of jobs at either of the two banks purchased. This proposal is subject to, among other things, approval by the board of a definitive merger agreement, approval of state and federal regulators and stockholder approval at the next stockholder meetings of all three banks in 2005.

        We are very excited about this opportunity and the positive impact it will have on your bank in greater earnings in the future. We have operated the other two banks like Wilson Bank & Trust since their inception so their customers will see very little change. Each bank will continue to be able to make local decisions and operate as a hometown, community bank.

        These two banks are two of our largest divisions outside Wilson County and have greatly enhanced our operation. We will keep you informed as we continue through this course of action.

        The year of 2004 continues to be a great year for us and we deeply appreciate your support. We ask for your continued business and referrals as we make your investment the best possible.

Sincerely yours,

/S/ RANDALL CLEMONS                     /S/ HAROLD R. PATTON
Randall Clemons                         Harold R. Patton, Chairman
President & CEO                         Wilson Bank Holding Company